Exhibit 99.1

NAVISTAR FINALIZES AMENDMENT TO
ITS $1.5 BILLION CREDIT AGREEMENT

Navistar to borrow remaining funds available under its credit facility

WARRENVILLE, Ill. - August 2, 2006 - Navistar International Corporation (NYSE: NAV) announced today that it obtained the required consent to amend its three year senior unsecured term loan facility totaling $1.5 billion to provide it with the additional flexibility to borrow the remaining balance of the loan facility and place such funds in escrow to repay, discharge or otherwise cure by December 21, 2006 any existing default under its outstanding 2.50 percent senior convertible notes. Navistar further announced that it gave an irrevocable notice to borrow on August 8, 2006 the remaining balance of the loan facility in an aggregate amount of $195,028,048.61. The funds will be placed in escrow and used to repay, discharge or otherwise cure defaults in connection with its 2.50 percent senior convertible notes.

Robert C. Lannert, vice chairman and chief financial officer of Navistar said “Borrowing the remaining balance available under the term loan facility and placing the funds in escrow provides Navistar additional flexibility to cure the existing defaults under the 2.50 percent senior convertible notes. This amendment to the facility also ensures that the defaults under the final remaining series of notes from the old capital structure will be eliminated no later than mid-December 2006, well in advance of the Navistar Financial Corporation bank revolver waiver maturity.”

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

Forward Looking Statements

Information provided and statements contained in the presentation that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of the presentation and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006.

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